Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
BlackRock Bond Allocation Target Shares: Series S
Portfolio   (BATSS)
BlackRock Low Duration Bond Portfolio   (BR-LO)
GuideStone Funds Low Duration Portfolio   (GUIDE)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
11-02-2012

Security Type:
BND/CORP

Issuer
Aetna Inc.  (2017)

Selling Underwriter
UBS Securities LLC

Affiliated Underwriter(s)
[x] PNC
[x] Other:  PNC & BNY Mellon Capital
Markets, LLC for GUIDE

List of Underwriter(s)
Goldman, Sachs & Co., UBS Securities
LLC, J.P. Morgan Securities LLC, Morgan
Stanley & Co. LLC, RBS Securities Inc.,
Barclays Capital Inc., Citigroup Global
Markets Inc., Credit Suisse Securities
(USA) LLC, Merrill Lynch, Pierce, Fenner
& Smith Incorporated, Mitsubishi UFJ
Securities (USA), Inc., SunTrust
Robinson Humphrey, Inc., U.S. Bancorp
Investments, Inc., Wells Fargo
Securities, LLC,
BNY Mellon Capital Markets, LLC, Fifth
Third Securities, Inc., HSBC Securities
(USA) Inc., PNC Capital Markets LLC

Transaction Details

Date of Purchase
11-02-2012

Purchase Price/Share
(per share / % of par)
$99.519
Total Commission, Spread or Profit
0.600%

1.	Aggregate Principal Amount
Purchased (a+b)
$45,000,000
a.US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$3,777,000
b.Other BlackRock Clients
$41,223,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government
Securities)
0.09

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering[Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities[Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering[Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x] YES
[ ] NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x] YES
[ ] NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.




Completed by:                 Date: 11-06-2012
Dillip Behera
Global Syndicate Team Member




Approved by:                 Date: 11-06-2012
Yesenia Peluso
Senior Global Syndicate Team Member